Exhibit 99.1

Press Release

For Immediate Release

Contacts:	Yee Phong (Alan) Thian
Chairman, President and CEO
(213) 627-9888
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Fourth Quarter Earnings for 2017

Conference Call and Webcast Now Scheduled for Tuesday, January 23, 2018 at

10:00 a.m. Pacific Time/1:00 p.m. Eastern Time

•	Net income was $4.9 million or $0.29 diluted earnings per share, including a $2.4 million or $0.14 diluted earnings per share write-down of net deferred tax assets
•	Total loans increased by $52.6 million, or 17.4% annualized growth, from the end of the prior quarter
•	Total deposits increased by $19.0 million, or 5.7% annualized growth, from the end of the prior quarter

Los Angeles, CA, January 22, 2018 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced financial results for the quarter ended December 31, 2017.

The Company reported net income of $4.9 million, or $0.29 diluted earnings per share, for the three months ended December 31, 2017, compared to net income of $6.6 million, or $0.42 diluted earnings per share, and $5.4 million, or $0.39 diluted earnings per share, for the three months ended September 30, 2017 and December 31, 2016, respectively. Included in the fourth quarter 2017 results is a $2.4 million, or $0.14 per diluted share, write-down related to the reduction in the value of the Company’s net deferred tax assets as a result of the decrease in the federal corporate tax rate.

“We had a milestone year in 2017, completing our initial public offering and generating the highest level of net income in the history of the Company,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “We continued our positive momentum in the fourth quarter, generating strong loan growth, an improvement in our efficiency ratio, and pristine asset quality.”

“In 2018, we plan to continue expanding our franchise through a combination of organic growth, acquisitions and de novo branch openings. We are investing in the business to diversify our revenue mix and provide additional catalysts for generating organic growth.  Our Wealth Management unit is up and running.  In addition we have hired a specialist to start our income property unit, mainly apartments, mobile home parks and student housing properties. We are also finalizing the hiring a new SBA manager who will lead our business development efforts, as well as recruit new team members,” concluded Mr. Thian.

Key Performance Ratios

Net income of $4.9 million for the fourth quarter of 2017 produced an annualized return on average equity of 7.31% and an annualized return on average assets of 1.18%. The efficiency ratio for the fourth quarter of 2017 was 31.8%, compared to 39.0% for the prior quarter. Adjusted annualized return on average assets and average tangible common equity for the fourth quarter of 2017 was 1.51% and 10.60%, respectively compared to 1.55% and 11.97% for the third quarter of 2017. (See adjusted earnings metrics table on page 16).

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $17.9 million for the fourth quarter of 2017, compared to $14.7 million for the third quarter of 2017.  The increase was primarily attributable to a $43.3 million increase in average earning assets, combined with a 71 basis point increase in the net interest margin.  Accretion of purchase discounts contributed $2.7 million to net interest income in the fourth quarter of 2017, compared to $0.6 million in the third quarter of 2017. The increase in accretion income was primarily attributable to the early payoff of one large acquired loan.

Compared to the fourth quarter of 2016, net interest income, before provision for loan losses, increased from $13.5 million. The increase was primarily attributable to a $187.8 million increase in average earning assets, partially resulting from the proceeds from the Company’s July 2017 IPO, combined with a 64 basis point increase in the net interest margin.

Net interest margin was 4.62% for the fourth quarter of 2017, an increase from 3.91% in the third quarter of 2017. The increase was primarily attributable to a 67 basis point increase in the yield on earning assets (primarily due to a favorable shift in the mix of earning assets and to higher loan discount accretion income). Loan discount accretion contributed 71 basis points to the net interest margin in the fourth quarter of 2017, compared to 17 basis points in the third quarter of 2017.

Compared to the fourth quarter of 2016, net interest margin increased from 3.98%. The increase was primarily attributable to a 62 basis point increase in the yield on earning assets, primarily due to a favorable shift in the mix of earning assets.

Noninterest Income

Noninterest income was $3.8 million for the fourth quarter of 2017, unchanged from $3.8 million in the third quarter of 2017.  In the fourth quarter, gain on loan sales increased by $366,000, but was offset by a $163,000 net decrease in service charges and loan servicing fees and a $142,000 decrease in gain on OREO sale.

The Company sold $90.3 million in mortgage loans for a net gain of $2.0 million during the quarter ended December 31, 2017, compared to $43.4 million in mortgage loans for a net gain of $1.0 million during the quarter ended September 30, 2017. The Company originated $120.5 million in mortgage loans for the quarter ended December 31, 2017, compared with $118.6 million during the quarter ended September 30, 2017.

The Company sold $16.6 million in SBA loans for a net gain of $1.0 million during the fourth quarter of 2017, compared to $22.6 million in SBA loans for a net gain of $1.6 million during the third quarter of 2017.  SBA loan originations for the fourth quarter were $1.9 million, compared to $19.3 million for the third quarter of 2017. The decrease in SBA loan originations was attributable to the departure of certain SBA business development officers.

Compared to the fourth quarter of 2016, noninterest income increased from $2.7 million. The increase was primarily attributable to an additional $1.2 million in gains on loan sales.

Noninterest Expense

Noninterest expense for the fourth quarter of 2017 was $6.9 million, compared to $7.2 million for the third quarter of 2017.  The decrease was primarily attributable to a $215,000 reduction in legal and professional expenses.

Compared to the fourth quarter of 2016, noninterest expense increased from $5.5 million. The $1.4 million increase was primarily due to an increase in salaries and employee benefits of $979,000 and an increase in other expenses of $491,000, partially offset by decreases in data processing costs.

Income Taxes

On December 22, 2017, “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, was signed into law. Among other items, H.R.1 reduces the federal corporate tax rate to 21% effective January 1, 2018.  As a result, the Company concluded that the reduction in the federal corporate tax rate required the revaluation of the Company’s net deferred tax assets.  The Company’s net deferred tax assets represents net operating loss carryforwards that will be used to reduce corporate taxes expected to be paid in the future as well as differences between the carrying amounts and tax bases of assets and liabilities carried on the Company’s balance sheet.  The Company performed an analysis and determined that the value of the deferred tax assets had declined by $2.4 million.   To reflect the decline in the value of the deferred tax assets, the Company recorded additional tax expense of $2.4 million during the fourth quarter of 2017.

The effective tax rate for the three and twelve months ended December 31, 2017 was 60.5% and 45.5%, respectively, compared with 41.9% and 41.4% for the three and twelve months ended December 31, 2016, respectively.

As a result of the newly enacted tax legislation, the Company estimates that its effective tax rate for 2018 will be in the range of 29% and 31%. The estimated annual effective tax rate will vary depending upon tax-advantaged income, stock option exercises, and available tax credits.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $1.25 billion as of December 31, 2017, an increase of $52.6 million, or 17.4% annualized growth, from $1.2 billion at September 30, 2017, and an increase of $138.6 million, or 12.5%, from December 31, 2016.  The increase in loans held for investment from the end of the prior quarter was primarily attributable to growth in the commercial & industrial and residential real estate portfolios.

Mortgage loans held for sale were $125.8 million as of December 31, 2017, essentially unchanged from $125.7 million at September 30, 2017.

Deposits

Deposits were at $1.34 billion at December 31, 2017, an increase of $19.0 million, or 5.7% annualized growth, from $1.32 billion at September 30, 2017, and an increase of $184.5 million, or 16.0%, from December 31, 2016. The increase in total deposits from the end of the prior quarter was attributable to growth in interest-bearing non-maturity deposits, partially offset by decreases in certificates of deposit.

Noninterest-bearing deposits decreased slightly to $285.7 million as of December 31, 2017, compared to $287.6 million at September 30, 2017 and $174.3 million at December 31, 2016.

Asset Quality

Nonperforming assets totaled $2.9 million, or 0.17% of total assets at December 31, 2017, a decline from $4.2 million, or 0.26% of total assets, at September 30, 2017.  Nonperforming assets consist of Other Real Estate Owned (foreclosed properties), loans modified under troubled debt restructurings (TDRs), non-accrual loans, and loans past due 90 days or more and still accruing interest. Nonperforming assets exclude PCI loans acquired in prior acquisitions.

Loans held-for-investment 30 to 89 days past due increased to $2.9 million at December 31, 2017, up from $2.4 million at September 30, 2017.  One loan held-for-sale in the amount of $697,000 that was 30 to 89 days past due at December 31, 2017, was brought current in January.

Net charge-offs were 0.01% of average loans during the fourth quarter of 2017, consisting of $83,000 in gross charge-offs, and no loan loss recoveries.

The Company recorded provision for loan losses of $2.4 million for the fourth quarter of 2017, which was primarily attributable to the growth in total loans during the quarter.  During the fourth quarter a Tomato Bank loan was paid off, eliminating the associated credit discount and thus requiring an additional $1.0 million replenishment of our loan loss provision.

The allowance for loan losses totaled $13.8 million, or 1.10% of total loans, at December 31, 2017, compared with $11.4 million, or 0.95% of total loans, at September 30, 2017.

Properties

Our headquarters office is located at 660 South Figueroa Street, Suite 1888, Los Angeles, California. It is in downtown Los Angeles at “Metro Center” and houses our risk management unit, including compliance and BSA groups, and our single-family residential mortgage group. The lease expires in June 2018. In October 2017, the Company signed a lease for a new headquarters office at 1055 Wilshire Boulevard, Suite 1220, Los Angeles, California, which we expect to occupy in June 2018.

Corporate Overview

RBB Bancorp is a $1.7 billion in assets bank holding company headquartered in Los Angeles, California. Its wholly-owned subsidiary, Royal Business Bank (the “Bank”), is a full service commercial bank which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, Ventura County and in Las Vegas, Nevada, including remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance and a full range of depository accounts. The Bank has ten branches in Los Angeles County, located in downtown Los Angeles, San Gabriel, Torrance, Rowland Heights, Monterey Park, Silver Lake, Arcadia, Cerritos, Diamond Bar, and west Los Angeles, two branches in Ventura County, located in Oxnard and Westlake Village, and one branch in Las Vegas, Nevada. The Company’s administrative and lending center is located at 123 E. Valley Blvd., San Gabriel, California 91176, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB’s website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 10:00 a.m. PST/1:00 p.m. EST on Tuesday, January 23, 2018, to discuss the Company’s fourth quarter 2017 financial results.

To listen to the conference call, please dial 1-833-659-7620, passcode 7797327. A replay of the call will be made available at 1-855-859-2056, passcode 7797327, approximately one hour after the conclusion of the call and will remain available through January 31, 2018 at 5:00 p.m. PST/8:00 p.m. EDT.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form S-1 for the year ended December 31, 2016, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Assets
Cash and due from banks	$70,048	$69,552	$104,366	$147,547	$74,213
Federal funds sold and other cash equivalents	80,000	96,500	58,500	20,000	44,500
Total cash and cash equivalents	150,048	166,052	162,866	167,547	118,713
Interest-bearing deposits in other financial institutions	600	100	100	100	345
Investment securities available for sale	64,957	55,697	40,241	39,155	39,277
Investment securities held to maturity	10,009	5,191	6,199	6,206	6,214
Mortgage loans held for sale	125,847	125,704	83,263	66,555	44,345
Loans held for investment	1,249,074	1,196,522	1,146,005	1,139,563	1,110,446
Allowance for loan losses	(13,773)	(11,420)	(10,627)	(14,186)	(14,162)
Net loans held for investment	1,235,301	1,185,102	1,135,378	1,125,377	1,096,284
Premises and equipment, net	6,583	6,300	6,441	6,538	6,585
Federal Home Loan Bank (FHLB) stock	6,770	6,770	6,770	6,770	6,770
Net deferred tax assets	6,086	9,517	10,214	11,068	11,097
Income tax receivable	272	—	—	—	—
Other real estate owned (OREO)	293	293	833	833	833
Cash surrender value of life insurance	32,782	32,578	32,358	32,142	21,958
Goodwill	29,940	29,940	29,940	29,940	29,940
Servicing assets	5,957	5,370	4,661	4,223	3,704
Core deposit intangibles	1,438	1,525	1,612	1,699	1,793
Accrued interest and other assets	14,176	12,575	12,723	7,595	7,693
Total assets	$1,691,059	$1,642,714	$1,533,599	$1,505,748	$1,395,551
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$285,690	$287,574	$215,716	$215,652	$174,272
Savings, NOW and money market accounts	411,663	362,018	348,627	325,589	296,699
Time deposits	639,928	668,700	714,105	707,016	681,792
Total deposits	1,337,281	1,318,292	1,278,448	1,248,257	1,152,763
Reserve for unfunded commitments	282	489	517	985	604
Income tax payable	—	—	—	4,664	793
FHLB advances	25,000	—	—	10,000	—
Long-term debt	49,528	49,492	49,456	49,419	49,383
Subordinated debentures	3,424	3,402	3,379	3,357	3,334
Accrued interest and other liabilities	10,368	10,708	9,462	5,570	7,089
Total liabilities	1,425,883	1,382,383	1,341,262	1,322,252	1,213,966
Shareholders' equity:
Shareholder's equity	265,620	260,468	192,427	183,695	181,852
Accumulated other comprehensive income (loss) - Net of tax	(444)	(137)	(90)	(199)	(267)
Total shareholders' equity	265,176	260,331	192,337	183,496	181,585
Total liabilities and stockholders’ equity	$1,691,059	$1,642,714	$1,533,599	$1,505,748	$1,395,551

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
Interest and dividend income:
Interest and fees on loans	$20,297	$17,200	$15,846
Interest on interest-bearing deposits	209	371	98
Interest on investment securities	484	331	252
Dividend income on FHLB stock	119	118	384
Interest on federal funds sold and other	370	326	136
Total interest income	21,479	18,346	16,716
Interest expense:
Interest on savings deposits, NOW and money market accounts	684	649	486
Interest on time deposits	1,987	2,061	1,824
Interest on subordinated debentures and other	909	908	723
Interest on other borrowed funds	7	—	193
Total interest expense	3,587	3,618	3,226
Net interest income	17,892	14,728	13,490
Provision for loan losses	2,436	700	1,375
Net interest income after provision for loan losses	15,456	14,028	12,115
Noninterest income:
Service charges, fees and other	487	518	573
Gain on sale of loans	2,949	2,584	1,711
Loan servicing fees, net of amortization	151	314	231
Recoveries on loans acquired in business combinations	7	19	31
Increase in cash surrender value of life insurance	204	219	137
Gain on sale of OREO	—	142	—
	3,798	3,796	2,683
Noninterest expense:
Salaries and employee benefits	4,216	4,178	3,237
Occupancy and equipment expenses	764	705	710
Data processing	358	458	530
Legal and professional	104	318	87
Amortization of intangibles	87	87	104
Other expenses	1,355	1,454	864
	6,884	7,200	5,532
Income before income taxes	12,370	10,624	9,266
Income tax expense	7,481	4,013	3,880
Net income	$4,889	$6,611	$5,386
Net income per share
Basic	$0.31	$0.45	$0.42
Diluted	$0.29	$0.42	$0.39

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Twelve Months Ended
	December 31,
	2017	2016
Interest and dividend income:
Interest and fees on loans	$70,289	$65,888
Interest on interest-bearing deposits	940	334
Interest on investment securities	1,406	872
Dividend income on FHLB stock	472	800
Interest on federal funds sold and other	997	295
Total interest income	74,104	68,189
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,382	1,975
Interest on time deposits	7,891	6,968
Interest on subordinated debentures and other	3,629	2,547
Interest on other borrowed funds	36	217
Total interest expense	13,938	11,707
Net interest income	60,166	56,482
Provision (recapture) for loan losses	(1,053)	4,974
Net interest income after provision (recapture) for loans losses	61,219	51,508
Noninterest income:
Service charges, fees and other	2,111	1,758
Gain on sale of loans	9,318	5,847
Loan servicing fees, net of amortization	722	615
Recoveries on loans acquired in business combinations	84	170
Increase in cash surrender value of life insurance	824	560
Gain on Sale of Securities	—	19
Gain on Sale of OREO	142	—
Loss on sale of fixed assets	—	(3)
	13,201	8,966
Noninterest expense:
Salaries and employee benefits	16,821	13,784
Occupancy and equipment expenses	2,940	3,098
Data processing	1,622	2,018
Legal and professional	331	1,565
Amortization of intangibles	355	372
Other expenses	5,554	7,069
	27,623	27,906
Income before income taxes	46,797	32,568
Income tax expense	21,269	13,489
Net income	$25,528	$19,079
Net income per share
Basic	$1.81	$1.49
Diluted	$1.68	$1.39
Cash Dividends declared per common share	$0.38	$0.20

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$155,403	$698	1.78%	$202,005	$815	1.60%	$126,300	$618	1.95%
Securities (2)
Available for sale	61,386	424	2.74%	43,075	276	2.54%	35,710	191	2.13%
Held to maturity	6,472	60	3.68%	5,533	55	3.92%	6,219	61	3.90%
Mortgage loans held for sale	132,170	1,531	4.60%	98,807	1,149	4.61%	58,168	699	4.78%
Loans held for investment: (3)
Real estate	802,024	13,279	6.57%	766,911	10,672	5.52%	758,184	10,774	5.65%
Commercial (4)	379,651	5,487	5.73%	377,501	5,379	5.65%	364,713	4,373	4.77%
Total loans	1,181,675	18,766	6.30%	1,144,412	16,051	5.56%	1,122,897	15,147	5.37%
Total earning assets	1,537,106	$21,479	5.54%	1,493,832	$18,346	4.87%	1,349,294	$16,716	4.93%
Noninterest-earning assets	104,056			96,555			79,651
Total assets	$1,641,162			$1,590,387			$1,428,945
Interest-bearing liabilities
NOW and money market deposits	$357,972	$643	0.71%	$333,471	$606	0.72%	$269,972	$443	0.65%
Savings deposits	35,118	41	0.46%	36,746	43	0.46%	35,966	44	0.49%
Time deposits	645,178	1,987	1.22%	690,378	2,061	1.18%	696,167	1,824	1.04%
Total interest-bearing deposits	1,038,268	2,671	1.02%	1,060,595	2,710	1.01%	1,002,105	2,311	0.92%
FHLB short-term advances	3,043	7	0.91%	—	—	—	8,120	10	0.49%
Long-term debt	49,505	848	6.80%	49,470	848	6.80%	49,359	849	6.84%
Subordinated debentures	3,411	61	7.10%	3,388	60	7.03%	3,257	56	6.84%
Total interest-bearing liabilities	1,094,227	$3,587	1.30%	1,113,453	$3,618	1.29%	1,062,841	$3,226	1.21%
Noninterest-bearing liabilities
Noninterest-bearing deposits	268,588			227,855			174,967
Other noninterest-bearing liabilities	13,151			11,599			11,497
Total noninterest-bearing liabilities	281,738			239,454			186,464
Shareholders' equity	265,197			237,480			179,640
Total liabilities and shareholders' equity	$1,641,162			$1,590,387			$1,428,945
Net interest income / interest rate spreads		$17,892	4.24%		$14,728	3.58%		$13,490	3.72%
Net interest margin			4.62%			3.91%			3.98%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)

We have an insignificant amount of tax-exempt loans and securities, less than $1 million. Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis as of December 31, 2017 and 2016.

(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended December 31,
	2017			2016
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$152,674	$2,409	1.58%	$91,979	$1,429	1.55%
Securities (2)
Available for sale	46,035	1,170	2.54%	30,464	624	2.05%
Held to maturity	6,104	236	3.87%	6,338	248	3.91%
Mortgage loans held for sale	88,834	4,149	4.67%	64,638	3,120	4.84%
Loans held for investment: (3)
Real estate	775,809	45,268	5.83%	739,679	45,655	6.17%
Commercial (4)	376,156	20,872	5.55%	340,769	17,113	5.02%
Total loans	1,151,965	66,140	5.74%	1,080,448	62,768	5.81%
Total earning assets	1,445,612	$74,104	5.13%	1,273,867	$68,189	5.35%
Noninterest-earning assets	95,906			83,367
Total assets	$1,541,518			$1,357,234
Interest-bearing liabilities
NOW and money market deposits	$315,550	$2,220	0.70%	$271,320	$1,813	0.67%
Savings deposits	34,939	162	0.46%	34,149	162	0.47%
Time deposits	682,457	7,891	1.16%	666,804	6,968	1.05%
Total interest-bearing deposits	1,032,946	10,273	0.99%	972,273	8,943	0.92%
FHLB short-term advances	4,603	36	0.78%	6,494	35	0.54%
Long-term debt	49,451	3,395	6.87%	37,113	2,547	6.86%
Subordinated debentures	3,377	234	6.93%	2,820	182	6.45%
Total interest-bearing liabilities	1,090,377	$13,938	1.28%	1,018,700	$11,707	1.15%
Noninterest-bearing liabilities
Noninterest-bearing deposits	221,425			151,441
Other noninterest-bearing liabilities	10,998			15,953
Total noninterest-bearing liabilities	232,424			167,394
Shareholders' equity	218,717			172,140
Total liabilities and shareholders' equity	$1,541,518			$1,358,234
Net interest income / interest rate spreads		$60,166	3.85%		$56,482	4.20%
Net interest margin			4.16%			4.43%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)

We have an insignificant amount of tax-exempt loans and securities, less than $1 million. Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis as of December 31, 2017 and 2016.

(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31,	September 30,	December 31,
	2017	2017	2016
Per share data (common stock)
Earnings
Basic	$0.31	$0.45	$0.42
Diluted	$0.29	$0.42	$0.39
Book value	$16.67	$16.49	$14.16
Tangible book value	$14.70	$14.49	$11.68
Weighted average shares outstanding
Basic	15,849,285	14,767,457	12,800,990
Diluted	16,981,009	15,851,929	13,695,900
Shares outstanding at period end	15,908,893	15,790,611	12,827,803
Performance ratios
Return on average assets, annualized	1.18%	1.65%	2.38%
Return on average shareholders' equity, annualized	7.31%	11.04%	18.90%
Return on average tangible common equity, annualized	8.30%	12.73%	22.84%
Noninterest income to average assets, annualized	0.92%	0.95%	0.88%
Noninterest expense to average assets, annualized	1.66%	1.80%	1.94%
Yield on average earning assets	5.54%	4.87%	4.93%
Cost of average deposits	0.81%	0.83%	0.78%
Cost of average interest-bearing deposits	1.02%	1.01%	0.92%
Cost of average interest-bearing liabilities	1.30%	1.29%	1.21%
Accretion on loans to average earning assets	0.71%	0.17%	0.38%
Net interest spread	4.24%	3.58%	3.72%
Net interest margin	4.62%	3.91%	3.98%
Efficiency ratio	31.74%	38.87%	37.65%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended December 31,
	2017	2016
Per share data (common stock)
Earnings
Basic	$1.81	$1.49
Diluted	$1.68	$1.39
Dividends declared	$0.38	$0.20
Book value	$16.67	$14.16
Tangible book value	$14.70	$11.68
Weighted average shares outstanding
Basic	14,078,281	12,800,990
Diluted	15,238,365	13,695,900
Shares outstanding at period end	15,908,893	12,827,803
Performance ratios
Return on average assets, annualized	1.66%	1.41%
Return on average shareholders' equity, annualized	11.67%	11.08%
Return on average tangible common equity, annualized	13.52%	13.14%
Noninterest income to average assets, annualized	0.86%	0.66%
Noninterest expense to average assets, annualized	1.79%	2.06%
Yield on average earning assets	5.13%	5.35%
Cost of average deposits	1.09%	1.06%
Cost of average interest-bearing deposits	0.99%	0.92%
Cost of average interest-bearing liabilities	1.28%	1.15%
Accretion on loans to average earning assets	0.23%	0.64%
Net interest spread	3.85%	4.20%
Net interest margin	4.16%	4.43%
Efficiency ratio	37.65%	42.64%
Common stock dividend payout ratio	20.95%	13.42%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the periods ending
	December 31,	September 30,	December 31,
	2017	2017	2016
Loan to deposit ratio	93.40%	90.76%	96.33%
Core deposits / total deposits	74.09%	73.37%	67.83%
Net non-core funding dependence ratio	18.11%	22.81%	12.20%

Credit Quality Data:
Loans 30-89 days past due	$3,636	$2,432	$343
Loans 30-89 days past due to total loans	0.29%	0.20%	0.03%
Nonperforming loans	$2,575	$3,950	$6,133
Nonperforming loans to total loans	0.21%	0.33%	0.55%
Nonperforming assets	$2,868	$4,243	$6,966
Nonperforming assets to total assets	0.17%	0.26%	0.50%
Allowance for loan losses to total loans	1.10%	0.95%	1.28%
Allowance for loan losses to nonperforming loans	534.87%	289.12%	230.91%
Net charge-offs to average loans (for the quarter-to-date period)	0.01%	-0.07%	0.05%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	14.09%	14.20%	10.99%
Tier 1 leverage ratio	14.77%	14.91%	10.99%
Tier 1 common capital to risk-weighted assets	17.71%	18.23%	13.30%
Tier 1 capital to risk-weighted assets	17.96%	18.49%	13.55%
Total capital to risk-weighted assets	22.76%	23.37%	19.16%

Regulatory capital ratios—bank only
Tier 1 leverage ratio	14.51%	14.57%	12.81%
Tier 1 common capital to risk-weighted assets	17.66%	18.13%	15.81%
Tier 1 capital to risk-weighted assets	17.66%	18.13%	15.81%
Total capital to risk-weighted assets	18.73%	19.08%	17.06%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	4Q	3Q	2Q	1Q	4Q
Quarterly Consolidated Statements of Earnings	2017	2017	2017	2017	2016
Interest income
Loans, including fees	$20,297	$17,200	$16,759	$16,033	$15,846
Investment securities and other	1,182	1,146	762	726	870
Total interest income	21,479	18,346	17,521	16,759	16,716
Interest expense
Deposits	2,671	2,710	2,568	2,323	2,310
Interest on subordinated debentures and other	909	908	907	905	723
Other borrowings	7	—	12	17	193
Total interest expense	3,587	3,618	3,487	3,245	3,226
Net interest income before provision for loan losses	17,892	14,728	14,034	13,514	13,490
Provision (recapture) for loan losses	2,436	700	(4,188)	—	1,375
Net interest income after provision for loan losses	15,456	14,028	18,222	13,514	12,115
Noninterest income	3,798	3,796	3,175	2,432	2,683
Noninterest expense	6,884	7,200	6,960	6,578	5,532
Earnings before income taxes	12,370	10,624	14,437	9,368	9,266
Income taxes	7,481	4,013	5,901	3,875	3,880
Net income	$4,889	$6,611	$8,536	$5,493	$5,386
Net income per common share - basic	$0.31	$0.45	$0.67	$0.43	$0.42
Net income per common share - diluted	$0.29	$0.42	$0.62	$0.40	$0.39
Cash dividends declared per common share	$0.08	—	—	$0.30	—
Cash dividends declared	$1,270	—	—	$3,848	—
Yield on average assets, annualized	1.18%	1.65%	2.29%	1.55%	1.49%
Yield on average earning assets	5.54%	4.87%	5.02%	5.04%	4.92%
Cost of average deposits	0.81%	0.83%	0.83%	0.80%	0.78%
Cost of average interest-bearing deposits	1.02%	1.01%	0.99%	0.95%	0.91%
Cost of average interest-bearing liabilities	1.30%	1.29%	1.28%	1.24%	1.20%
Accretion on loans to average earning assets	0.71%	0.17%	0.25%	0.25%	0.54%
Net interest margin	4.62%	3.91%	4.02%	4.06%	3.97%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of December 31,		As of September 30,		As of June 30,		As of March 31,		As of December 31,
(dollars in thousands)	2017	%	2017	%	2017	%	2017	%	2016	%
Loans:
Commercial and industrial	$280,766	22.5	$225,968	18.9	$229,985	20.1	$214,480	18.8	$203,843	18.4
SBA	131,421	10.5	148,005	12.4	158,372	13.8	149,926	13.2	158,968	14.3
Construction and land development	91,908	7.4	94,297	7.9	100,239	8.7	89,869	7.9	89,409	8.1
Commercial real estate (1)	496,039	39.7	491,085	41.0	439,204	38.3	493,416	43.3	501,798	45.2
Single-family residential mortgages	248,940	19.9	237,167	19.8	218,205	19.0	191,872	16.8	156,428	14.1
Total loans (2)	$1,249,074	100.0	$1,196,522	100.0	$1,146,005	100.0	$1,139,563	100.0	$1,110,446	100.0
Allowance for loan losses	(13,773)		(11,420)		(10,627)		(14,186)		(14,162)
Total loans, net	$1,235,301		$1,185,102		$1,135,378		$1,125,377		$1,096,284

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Twelve months ended
Change in Allowance for Loan Losses	December 31,
(dollars in thousands)	2017	2016
Beginning balance	$14,162	$10,023
(Recapture) additions to the allowance charged to expense	(1,053)	4,974
Recoveries on loans charged-off	747	0
	13,856	14,997
Less loans charged-off	(83)	(836)

Ending balance	$13,773	$14,162

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2017 and 2016.

	December 31,
(dollars in thousands, except per share data)	2017	2016
Tangible common equity:
Total shareholders' equity	$265,176	$181,585
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,438)	(1,793)
Tangible common equity	$233,798	$149,852
Tangible assets:
Total assets-GAAP	$1,691,059	$1,395,551
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,438)	(1,793)
Tangible assets	$1,659,681	$1,363,818
Common shares outstanding	15,908,893	12,827,803
Tangible common equity to tangible assets ratio	14.09%	10.99%
Tangible book value per share	$14.70	$11.68

Adjusted Earnings Metrics (non-GAAP)

Management uses the measure adjusted earnings to assess the performance of our core business and the strength of our capital position. We believe that this non-GAAP financial measure provides meaningful additional information about us to assist investors in evaluating our operating results. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles adjusted earnings, adjusted diluted earnings per share, adjusted return on average assets and adjusted return on average tangible common equity to their most comparable GAAP measures.

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands, except per share data)	2017	2017	2016
Income before taxes - GAAP	$12,370	$10,624	$9,266
Adjustments
Accretion of purchase discounts	(2,739)	(638)	(1,292)
Provision for loan loss	979	—	1,492
Total pre-tax adjustments	(1,760)	(638)	200
Adjusted earnings pre-tax	10,610	9,986	9,466
Income taxes on adjusted earnings (1)	4,366	3,772	3,964
Adjusted earnings non-GAAP	$6,244	$6,214	$5,502
Adjusted diluted EPS	$0.37	$0.39	$0.40
Weighted average diluted common shares outstanding	16,981,009	15,851,929	13,695,900
Average assets	$1,641,162	$1,590,387	$1,428,945
Adjusted return on average assets	1.51%	1.55%	1.53%
Average tangible common equity	$233,766	$205,964	$148,702
Adjusted return on average tangible common equity	10.60%	11.97%	14.72%

(1)	Adjusted tax expense for the fourth quarter of 2017 does not include the decline in the value of the deferred tax assets of $2.4 million referred to above.